Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Dated 31st May, 2006

Index+ Notes linked to iShares® Russell 2000 Index 5.00% Out-Performance, Callable at 18.00%
Final Terms and Conditions – May 26, 2006
Summary Terms of Note

Security Codes	:	▪ CUSIP: 28264QCB8 ▪ ISIN: US28264QCB86 ▪ Common: 025415876

Underwriter	:	Deutsche Bank Securities Inc. (DBSI)

Issuer Ratings	:	Moody’s Aaa / S&P AA+ / Fitch AAA (see issuer info below)

Issuance Amount	:	$1,061,000

Denomination	:	$1,000 per Note (min. investment $1,000).

Underlying	:	iShares® Russell 2000 Index Fund, listed on the American Stock Exchange Under ISIN: US4642876555 (Bloomberg: IWM <INDEX>)

Initial Level	:	$72.64 (Official closing level of the Underlying on the Initial Valuation Date).

Final Level	:	Official closing level of the Underlying on the Final Valuation Date.

Participation	:	100.00%

Out-Performance Amt.	:	5.00%

Call Level	:	118.00%

Redemption Amount at Maturity	:	Provided the Note is not called at 118%, the security holder will receive at Maturity for each Note :

• $1000 x ((Final Level / Initial Level) + Out-Performance Amt.)

Listing	:	Unlisted – Deutsche Bank will post an indicative secondary market on Bloomberg Page: DBUS <GO>, or on the x-markets website at http://www.usxmarkets.db.com

Business Days	:	London, New York (following business day convention)

Form of Note	:	The Notes will be represented by a single registered global note, deposited with the Depository Trust Company. Settles via DTC in Notional Amount traded per firm. Global, Book Entry.

Issuer	:	Eksportfinans ASA

Calculation Agent	:	Deutsche Bank AG London

Governing Law	:	New York

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.
iShares is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Deutsche Bank AG London Branch. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Relevant Dates

Subscription Period		May 9, 2006 — May 26, 2006 (until 2:00pm EST)

Initial Valuation Date	:	May 26, 2006

Initial Settlement Date	:	June 1, 2006 (T+3)

Call Provision	:	The Issuer has the right to Call the securities in whole, but not in part, at the Call Level at any time after 12 months from the Initial Settlement Date

Call Notification Date	:	The Issuer will give the Investor 5 Business Days notification of its intent to Call the Securities

Call Payment Date	:	5 Business Days after the Call Notification Date

Final Valuation Date	:	November 26, 2007

Maturity / Final	:	December 3, 2007 (5 Business Days after the Final Valuation Date), (18 Months)
Settlement Date

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.
iShares is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Deutsche Bank AG London Branch. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.